Exhibit 107

FEE TABLES FOR

FORMS SC 13E3, SC TO-I, SC TO-T

PREM14A, PREM14C, PRER14A and PRER14C

Table 1 to Paragraph (a)(7)

	Transaction Valuation	Fee rate	Amount of Filing Fee

Fees to Be Paid	$2,818,136,348.20	.0000927	$261,241.24

Fees Previously Paid	$0.00		$0.00

Total Transaction Valuation	$2,818,136,348.20

Total Fees Due for Filing			$261,241.24

Total Fees Previously Paid			$0.00

Total Fee Offsets			$0.00

Net Fee Due			$261,241.24

Table 2 to Paragraph (a)(7)

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		N/A	N/A	N/A		N/A

Fee Offset Sources	N/A	N/A	N/A		N/A		N/A

The “X” designation indicates the information required to be disclosed, as applicable, in tabular format. Add as many rows of each table as necessary